Exhibit 4.5

STOCK OPTION GEOVIC MINING CORP.

     THIS STOCK OPTION (“Option”) reflects the right of the option holder identified below (“Option Holder”) to purchase shares of Geovic Mining Corp. (“Company”) by exercising the option reflected in this document upon payment of the exercise price described herein.

     WHEREAS:

     A.    Between November 2001 and August 24, 2006, Geovic, Ltd., a Wyoming corporation (“Geovic”), granted nonqualified stock options entitling the holders to purchase shares of Geovic common stock to individuals who were employees of, or consultants to, Geovic, or Geovic Cameroon, Plc., a partially-owned subsidiary of Geovic which is a Cameroon corporation. As of the date of this Agreement, unexercised options to purchase up to 5,945,143 shares held by 49 individuals are outstanding (the “Geovic Options”). All Geovic Options were granted in accordance with the terms of Geovic’s 2001 Stock Option Plan.

     B.    At the Annual Meeting of Shareholders of Geovic in August 2006, shareholders approved the continuance of the corporation to the Cayman Islands and the continuance was effective in the Cayman Islands as of September 5, 2006.

     C.    Effective September 20, 2006, Geovic, Ltd., a Cayman Islands corporation, Geovic Finance Corporation, a Cayman Islands corporation (“FinCo”), and Resource Equity, Ltd., a corporation organized under the laws of the province of Ontario (“Resource”), and William A. Buckovic, a shareholder of Geovic, Ltd. entered into the Arrangement Agreement, pursuant to which the parties agreed to implement a business combination with Resource (the “Reorganization”) and to effect a Scheme of Arrangement pursuant to the Companies Law (2004 Revision) of the Cayman Islands (the “Scheme of Arrangement”). The Arrangement Agreement was amended on October 31, 2006.

     D.    In accordance with the planned Reorganization, Resource changed its name to “Geovic Mining Corp.” (the Company) and became a Delaware corporation; and is acquiring all of the outstanding shares of stock of Geovic and FinCo.

     E.    Following approval of the Scheme of Arrangement by obtaining the necessary approvals of the parties to the Scheme of Arrangement (including, among others, the holders of the Geovic Options), the Grand Court of the Cayman Islands, in Causes No. 393 of 2006 and No. 394 of 2006, sanctioned the Scheme of Arrangement, which was subsequently filed with the Cayman Islands Registrar of Companies on the date hereof, and thereupon became effective.

     F.    The Scheme of Arrangement provides, among other things, that all the Geovic Options will be canceled and replaced with similar options to purchase common stock of the Company (“Replacement Options”). The Replacement Options have similar terms and conditions as the Geovic Options, provided that, consistent with the rights of holders of Geovic common stock under the Scheme of Arrangement, holders of each Replacement Option will be entitled to purchase twice the number of Company shares as provided in the canceled Geovic Option at an exercise price equal to one-half the exercise price of the canceled Geovic Option, and further provided that no Replacement Option shall have a term ending on the earlier of: (i) the date of expiration of the canceled Geovic Option or (ii) 10 years from the Effective Date (as that term is defined in the Scheme of Arrangement, being the date on which the Scheme of Arrangement took effect), which is also the date of the Reorganization.

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          G.    The rights of the Option Holder set forth in this document reflect the terms of the Replacement Options held by Option Holder from and after the Effective Date (as that term is defined in the Scheme of Arrangement). The Company intends that the issuance of the Replacement Options in substitution of the canceled Geovic Options constitute a substitution of options in a corporate transaction within the meaning of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the terms of the Replacement Options are the same as the material terms of the Geovic Options.

          NOW, THEREFORE, pursuant to the terms of the Scheme of Arrangement:

           1.    Grant of Option. Company hereby grants to NAME (the "Option Holder") the

Replacement Options to purchase shares of the Company’s common stock on the terms described in this document. Except as specifically noted herein, the Replacement Options shall have the same terms as the replaced Geovic Options. The following grants of Replacement Options are hereby confirmed:

Number of Shares	Exercise Price Per Share	Expiration Date of Replacement Option	Grant Date/Expiration of Canceled Geovic Option

        2.    Other Terms of the Replacement Options. The following additional terms apply to the Replacement Options:

       (a)    Nonqualified Options. The Replacement Options shall be deemed to be nonqualified stock options and not incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

     (b)    Vesting. The Replacement Options are exercisable in whole or in part at any time during the term of the option.

     (c)    Method of Exercise. The Replacement Options or any portion of the Replacement Options may be exercised only by delivery to the Company of this document and Notice of Election to Exercise signed by the Option Holder in the form set forth on Exhibit A, stating the number of shares to be purchased upon exercise, form of payment and proposed date of exercise.

     (d)    Payment. The exercise price for the shares to be purchased upon exercise of the Replacement Options must be paid in full in cash, certified funds or wire transfer at or before the date of exercise.

        3.    Other Documents. As a condition to exercising all or any part of the Replacement Options, Option Holder must furnish the Company before exercise, such other documents and representations as the Company may require to assure compliance with applicable laws and regulations, including, but not limited to, a suitable investment representation confirmation, which may include a reasonable “lock up” restriction applicable to the shares issued upon exercise, in a form required by the Company.

        4.    Nontransferable. The Replacement Option is not transferable and, during Option Holder’s lifetime, may be exercised only by Option Holder or Option Holder’s guardian or legal representative.

        5.    Restrictive Legend. Each certificate representing Resource shares purchased upon exercise of a Replacement Option shall bear the following or similar restrictive legends (unless in the determination of the Company such legend is not required):

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act 1933, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation.

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The shares represented by this certificate are subject to a pooling arrangement set forth in the Arrangement Agreement dated as of September 20, 2006 among Resource Equity Ltd. (now Geovic Mining Corp.), Geovic, Ltd., Geovic Finance Corp. and William A. Buckovic, as amended on October 31, 2006. The shares represented by this certificate, along with all other Geovic Mining Corp. shares beneficially owned by the holder are subject to the following: (a) 5,000 such shares are released to the holder on December 1, 2007; (b) the greater of 25% of such holder’s Geovic Mining Corp. shares or 5,000 Geovic Mining Corp. shares are releasable on each of June 1, 2007 and September 1, 2007; (c) the greater of 25% of such holder’s Geovic Mining Corp. shares or 25,000 Geovic Mining Corp. shares are releasable on December 1, 2007; and (d) the balance of all such shares are releasable on March 1, 2008.

        6.     Cancellation of Geovic Options. Pursuant to the terms of the Scheme of Arrangement, all Geovic Options are cancelled.

        7.     Governing Law. The terms of the Resource Options are governed by and shall be construed in accordance with the laws of Delaware.

     IN WITNESS WHEREOF, Geovic Mining Corp. has caused this Option to be duly signed and delivered by its Chief Executive Officer and by its Secretary.

Dated: December ___, 2006

GEOVIC MINING CORP.

By: ________________________________ President

By: ________________________________ Secretary

Exhibit A

Notice of Election to Exercise

[Please submit a separate Form for each group of options for which the exercise price is the same.]

     The undersigned hereby irrevocably elects to exercise the Options of Geovic Mining Corp. as provided in the attached Stock Option Agreement for the number of Shares as set forth below:

Number of Shares to be Acquired:
Exercise Price per Share:		$
Aggregate Exercise Price		$
Method of Payment:

☐ (a)	Cash	$
☐ (b)	Certified Check or Bank Draft	$
☐ (c)	Wire Transfer	$

Date of Exercise: Registration:

The date of exercise shall be:

Please issue a certificate representing the shares purchased
Registered to the Option Holder* as follows:
_______________________________________________
_______________________________________________
_______________________________________________

___________________

     *Shares may be issued to a third party only with the prior written consent of the Company, which may be made conditional on satisfaction of Section 3 of the Stock Option Agreement as to the transferee.

DATED this  _____ day of  _________________ , 200__.

__________________________________ Signature of Option Holder